Pacific Life & Annuity Company [700 Newport Center Drive Newport Beach, CA 92660 (800) 748-6907]

GUARANTEED WITHDRAWAL BENEFIT XXI RIDER — JOINT LIFE

Pacific Life & Annuity Company, a stock life insurance company, (hereinafter referred to as “we”, “us”, “our”, and the “Company”) has issued this guaranteed minimum withdrawal benefit Rider as a part of the annuity Contract to which it is attached.

All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail over the provisions of the Contract.

The purpose of the guaranteed living benefit provided under this Rider is to provide security through a stream of income payments to the Owner. This Rider will terminate upon assignment or a change in ownership of the contract unless the new assignee or Owner meets the qualifications specified in the Termination of Rider provision.

By adding this Rider to the Contract, you agreed to certain allocation limitations and investment alternatives in which you may invest while this Rider is in effect. These requirements may include, but are not limited to, maximum Purchase Payment allocation limits to certain variable investment options or on certain allowable fixed- rate General Account Investment Options that are outside of any asset allocation model, but participate in the asset allocation program; exclusion of certain Investment Options; required minimum Purchase Payment allocations and restrictions on transfers to or from certain Investment Options. These restrictions and limitations are summarized in Appendix A which is a part of this Rider. These requirements apply to the entire Contract Value.

The numeric examples contained in this Rider are based on certain hypothetical assumptions and are for example only. They have been provided to assist in understanding the benefits provided by this Rider and to demonstrate how Purchase Payments received and withdrawals made from the Contract prior to the Annuity Date affect the values and benefits under this Rider over an extended period of time.

RIDER SPECIFICATIONS

Rider Effective Date: The Contract Date as shown in the Contract Specifications.

Annual Charge: [% (% quarterly)]

The Annual Charge is guaranteed not to change once the rider is issued. For a complete description of the charge shown above, refer to the Annual Charge provision of this Rider.

Initial Protected Payment Base Maximum without Home Office Approval: [$1,000,000]

Maximum Age: [85]

Lifetime Withdrawal Age: [65]

Withdrawal Percentage: Determined by the age of the youngest Designated Life at the time of withdrawal, according to the following table:

Age	Withdrawal Percentage
[Before age 65	0%
65 and older]	[4.5%]

Annual Credit: [7%] of total Purchase Payments

Please refer to the Appendix A attached to this rider for more information regarding the Investment Allocation Requirements.

DEFINITION OF TERMS

Unless redefined below, the terms defined in the Contract will have the same meaning when used in this Rider. For purposes of this Rider, the following definitions apply:

Annual Credit Value — One of two values that determine the Protected Payment Base prior to the earlier of:

(a)         The first withdrawal since the Rider Effective Date, or

(b)         [Five (5)] contract Anniversaries from the Rider Effective Date.

The Annual Credit Value will equal the initial Purchase Payment, increased by any Annual Credits as applicable, plus any Subsequent Purchase Payments received from the most recent Contract Anniversary, during the above-described period.

The initial Annual Credit Value is equal to the initial Purchase Payment, excluding any Credit Enhancements if applicable.

Annual RMD Amount — The amount required to be distributed each Calendar Year for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Treasury Regulations.

Designated Lives (each a “Designated Life”) — Designated Lives must be natural persons who are each other’s spouses on the Rider Effective Date. Designated Lives will remain unchanged while this Rider is in effect.

To be eligible for lifetime benefits, a Designated Life must:

(a)     be the Owner (or the Annuitant, in the case of a custodial owned IRA or TSA); or

(b)     meet the following two conditions:

(i)        remain the spouse of the other Designated Life; and

(ii)    be the first in the line of succession as determined under the Contract for payment of any death benefit.

Highest Anniversary Value — One of two values that determine the Protected Payment Base prior to the earlier of:

(a)         The first withdrawal since the Rider Effective Date, or

(b)         [Five (5)] contract Anniversaries from the Rider Effective Date.

The Highest Anniversary Value will equal the highest Contract Value on any Contract Anniversary, plus any Subsequent Purchase Payments received after the date the Highest Anniversary Value was established, during the above-described period.

The  initial  Highest  Anniversary  Value  is  equal  to  the  initial  Purchase  Payment,  excluding  any  Credit Enhancements if applicable.

Protected Payment Amount — The maximum amount that can be withdrawn under this Rider without reducing the Protected Payment Base.

If the youngest Designated Life is younger than the Lifetime Withdrawal Age as shown in the Rider Specifications, the Protected Payment Amount on any day after the Rider Effective Date is equal to zero ($0).

If the youngest Designated Life’s age is greater than or equal to the Lifetime Withdrawal Age shown in the Rider Specifications, the Protected Payment Amount on any day after the Rider Effective Date is equal to the Withdrawal Percentage shown in the Rider Specifications multiplied by the Protected Payment Base as of that day, less cumulative withdrawals during that Contract Year.

The Protected Payment Amount will never be less than zero. Any Protected Payment Amount that is not withdrawn during a Contract Year may not be withdrawn in a subsequent contract year. Upon telephone or written request, we will provide you with the Protected Payment Amount as of that day.

Protected Payment Base — An amount used to determine the Protected Payment Amount. On each Contract Anniversary, the Protected Payment Base will be equal to the greater of the Annual Credit Value or the Highest Anniversary Value. The Protected Payment Base will never be less than zero and will remain unchanged except as otherwise described under the provisions of this Rider. THE PROTECTED PAYMENT BASE CANNOT BE WITHDRAWN AS A LUMP SUM AND IS NOT PAYABLE AS A DEATH BENEFIT.

Quarterly Rider Anniversary — Every three month anniversary of the Rider Effective Date.

Reset Date — Any Contract Anniversary after the Rider Effective Date on which an Automatic Reset occurs.

Spouse — The Owner’s spouse, who is treated as the Owner’s spouse pursuant to federal law.

Surviving Spouse — The surviving spouse of the deceased Owner, or the surviving spouse of the Annuitant in the case of a custodial owned IRA or TSA.

For purposes of this Rider, the term “withdrawal” includes any applicable withdrawal charges and charges for premium taxes and/or other taxes, if applicable. Amounts withdrawn under this Rider will reduce the Contract Value by the amount withdrawn and will be subject to the same conditions, limitations, restrictions and all other fees, charges and deductions, if applicable, as withdrawals otherwise made under the provisions of the Contract.

RIDER PROVISIONS

Guaranteed Withdrawal Benefit XXI Rider — Joint Life — You have purchased a Guaranteed Withdrawal Benefit XXI Rider — Joint Life. Subject to the terms and conditions described herein, this Rider:

(a)         allows for withdrawals up to the Protected Payment Amount without any adjustment to the Protected Payment Base, regardless of market performance, until the Rider terminates as specified in the Termination of Rider provision of this Rider;

(b)         Provides for an Annual Credit to be applied to the Annual Credit Value as described under the Annual Credit provision of this Rider;

(c)          allows for withdrawals for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions, regardless of the amount, without any adjustment to the Protected Payment Base, subject to certain conditions as described herein;

(d)         provides for Automatic Annual Resets of the Protected Payment Base.

We will provide you with an annual statement that lists the Protected Payment Amount and Protected Payment Base.

Rider Eligibility — This Rider may be purchased on the Contract Issue Date, if available, provided that on the Rider Effective Date:

(a)      the Contract is issued as a:

(i)    Non-Qualified Contact, except if a post-death 1035 exchange or if the Owner is a trust or other entity, this Rider is not available; or

(ii)    Qualified Contract under Code Section 408(a), 408(k), 408A, 408(p) or 403(b), except for an Inherited IRA, Inherited Roth IRA, Inherited TSA, 401(a), 401(k), Individual(k), Keogh, or 457 plan.

(b)      the age of each Designated Life is less than or equal to the Maximum Age shown in the Rider Specifications; and

(c)      the Contract is structured such that upon death of one Designated Life, the surviving Designated Life may retain or assume ownership of the Contract; and

(d)      any Owner/Annuitant is a Designated Life except for custodial owned IRA or TSA; and

(e)       the entire Contract Value is invested according to the Investment Allocation Requirements applicable to this Rider. Please refer to Appendix A attached to this Rider. You will be notified in writing if we change these Investment Allocation Requirements in the future.

For the purposes of meeting the eligibility requirements, Designated Lives must be any one of the following:

(a)         A sole Owner with the Owner’s spouse designated as the sole primary beneficiary; or

(b)         Joint Owners, where the Owners are each other’s spouses; or

(c)          If the Contract is issued as a custodial owned IRA or TSA, the beneficial owner must be the Annuitant and the Annuitant’s spouse must be designated as the sole primary beneficiary under the Contract. The custodian, under a custodial owned IRA or TSA, for the benefit of the beneficial owner, may be designated as sole primary beneficiary, provided that the spouse of the beneficial owner is the sole primary beneficiary of the custodial account.

Annual Charge — An annual charge for expenses related to this Rider will be deducted on a quarterly basis. The Annual Charge will be the charge in effect on the Contract Date as shown in the Rider Specifications. The Annual Charge is guaranteed not to change once the rider is issued.

The Annual Charge is deducted, in arrears, on each Quarterly Rider Anniversary that this Rider remains in effect. The charge is equal to the quarterly charge percentage multiplied by the Protected Payment Base on the day the charge is deducted. The charge will be deducted from the variable Investment Options on a proportionate basis relative to the Account Value in each such variable Investment Option.

If this Rider terminates on a Quarterly Rider Anniversary, the entire charge for the prior Quarter will be deducted from the Contract Value on that Quarterly Rider Anniversary.

If the Rider terminates prior to a Quarterly Rider Anniversary for reasons other than death of the sole surviving Designated Life, we will prorate the charge. The prorated amount will be based on the Protected Payment Base as of the day the Rider terminates. Such prorated amount will be deducted from the Contract Value on the earlier of the day the Contract terminates or the Quarterly Rider Anniversary immediately following the day the Rider terminates.

If the Rider terminates as a result of death of the sole surviving Designated Life, any Annual Charge deducted between the date of death and the Notice Date will be prorated as applicable to the date of death and added to the Contract Value on the Notice Date.

We will waive the charge in the following cases:

(a)         the quarter in which the full annuitization of the Contract occurs;

(b)         beginning with the quarter after the Contract Value is zero.

Subject to the provisions in this section described above, the Annual Charge will terminate when the Rider terminates.

Initial Values — The Protected Payment Base, Annual Credit Value, and Highest Anniversary Value are initially determined on the Rider Effective Date. On the Rider Effective Date, the Protected Payment Base, Annual Credit Value, and Highest Anniversary Value are equal to the Initial Purchase Payment as long as it does not exceed the Initial Protected Payment Base Maximum without Home Office Approval shown in the Rider Specifications.

Subsequent Purchase Payments — Subsequent Purchase Payments accepted after the Rider Effective Date will result in an increase in the Protected Payment Base by the amount of the Subsequent Purchase Payment.

Subsequent Purchase Payments received after the Rider Effective Date and prior to the earlier of:

(a)         The first withdrawal from the Contract since the Rider Effective Date, or

(b)         [Five (5)] contract Anniversaries from the Rider Effective Date will result in an increase in the Protected Payment Base, Annual Credit Value and the Highest Anniversary Value by the amount of the Subsequent Purchase Payment.

Limitation on Subsequent Purchase Payments — For the purposes of this Rider, we reserve the right to reject or restrict any Subsequent Purchase Payments. We will provide thirty (30) days advance notice to the Owner. If you previously purchased another living benefit rider for your Contract, Subsequent Purchase Payments to your contract may already be restricted.

Annual Credit — On each Contract Anniversary after the Rider Effective Date, an Annual Credit will be applied to the Annual Credit Value until the earlier of:

(a)         the first withdrawal from the contract since the Rider Effective Date, or

(b)         [Five (5)] contract Anniversaries from the Rider Effective Date.

The Annual Credit amount is equal to the Annual Credit percent (shown in the Rider Specifications) of total Purchase Payments.

Withdrawal of Protected Payment Amount — While this Rider is in effect, you may withdraw up to the Protected Payment Amount without any adjustment to the Protected Payment Base, regardless of market performance, until the Rider terminates as specified in the Termination of Rider provision of this Rider.

Withdrawals Exceeding Protected Payment Amount — Except as otherwise provided under the Withdrawals to Satisfy Required Minimum Distribution provision of this Rider, if a withdrawal exceeds the Protected Payment Amount immediately prior to that withdrawal, we will reduce the Protected Payment Base. This adjustment will occur immediately following the withdrawal according to the following calculation:

(a)         Determine excess withdrawal amount (“A”) where A equals total withdrawal amount (including any applicable withdrawal charge) minus the Protected Payment Amount immediately prior to the withdrawal;

(b)         Determine ratio for proportionate reduction (“B”) where B equals A divided by (Contract Value immediately prior to the withdrawal minus Protected Payment Amount immediately prior to the withdrawal);

(c)          Determine the new Protected Payment Base which equals (Protected Payment Base immediately prior to the withdrawal) multiplied by (1 minus B). The Protected Payment Base will never be less than zero.

WITHDRAWALS EXCEEDING THE PROTECTED PAYMENT AMOUNT COULD REDUCE FUTURE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE WITHDRAWAL.

The amount available for withdrawal under the Contract must be sufficient to support any withdrawal that would otherwise exceed the Protected Payment Amount.

Withdrawals Taken Prior to the Lifetime Withdrawal Age (as shown in the Rider Specifications) — If a withdrawal is taken and the youngest Designated Life is younger than the Lifetime Withdrawal Age shown in the Rider Specifications, we will reduce the Protected Payment Base. This adjustment will occur immediately following the withdrawal according to the following calculation:

(a)         Determine excess withdrawal amount (“A”) where A equals total withdrawal amount;

(b)         Determine ratio for proportionate reduction (“B”) where B equals A divided by the Contract Value immediately prior to the withdrawal;

(c)          Determine the new Protected Payment Base which equals the lesser of:

1.              The Protected Payment Base immediately prior to the withdrawal multiplied by (1 minus B); or

2.              The Protected Payment Base immediately prior to the withdrawal minus the total withdrawal amount.

The Protected Payment Base will never be less than zero. WITHDRAWALS EXCEEDING THE PROTECTED PAYMENT AMOUNT COULD REDUCE FUTURE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE WITHDRAWAL.

Withdrawals to Satisfy Required Minimum Distribution (“RMD”) — No adjustment will be made to the Protected Payment Base if a withdrawal is made under this Rider exceeds the Protected Payment Amount immediately prior to the withdrawal, provided that such withdrawal (herein referred to as an “RMD withdrawal”) is for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Treasury Regulations, and further subject to the following:

(a)         you have authorized us to calculate and make periodic distribution of the Annual RMD Amount for the Calendar Year required based on the payment frequency you have chosen;

(b)         the Annual RMD Amount is based on the previous year-end fair market value of this Contract only; and

(c)          no withdrawals (other than RMD withdrawals) are made from the Contract during the Contract Year; and

(d)         the youngest Designated Life’s age is greater than or equal to the Lifetime Withdrawal age shown in the Rider Specifications.

An RMD is considered a withdrawal as described in the Annual Credit provision of this Rider. An RMD withdrawal will end eligibility for the Annual Credit to be applied to the Annual Credit Value.

The Company reserves the right to modify or eliminate the Withdrawals to Satisfy Required Minimum Distribution (“RMD”) provision if there is any change to the Internal Revenue Code or Treasury Regulations relating to required minimum distributions, including the issuance of relevant IRS guidance. If the Company exercises this right, we will provide notice to the Owner.

Depletion of Contract Value — If the youngest Designated Life’s age is greater than or equal to the Lifetime Withdrawal Age shown in the Rider Specifications, and a withdrawal (including an RMD withdrawal) does not exceed the Protected Payment Amount immediately prior to the withdrawal and reduces the Contract Value to zero, the following will apply:

(a)         the Protected Payment Amount will be paid each year until the death of all Designated Lives eligible for lifetime benefits. The payments will be made under a series of pre-authorized withdrawals under a payment frequency, as elected by the Owner, but no less frequently than annually;

(b)         no additional Subsequent Purchase Payments will be accepted under the Contract;

(c)          the death benefit amount is $0.

If the youngest Designated Life is younger than the Lifetime Withdrawal Age shown in the Rider Specifications, and a withdrawal (including an RMD withdrawal) reduces the Contract Value to zero, this Rider will terminate.

Automatic Reset — On each Contract Anniversary while this Rider is in effect and before the Annuity Date, and after the earlier of:

(a)         The first withdrawal from the Contract since the Rider Effective Date, or

(b)         [Five (5)] Contract Anniversaries from the Rider Effective Date,

we will automatically reset the Protected Payment Base if the Protected Payment Base is at least $1.00 less than the Contract Value on that Contract Anniversary.

The Protected Payment Base will be reset to an amount equal to 100% of the Contract Value.

We will provide you with confirmation of each Automatic Reset.

Application of Rider Provisions — On and after each Reset Date, the provisions of this Rider shall apply in the same manner as they applied when the Rider was originally issued. The limitations and restrictions on withdrawals, the deduction of quarterly charges and any future Reset options available on and after each Reset Date, will again apply and will be measured from that Reset Date.

Annuitization — If you annuitize the Contract at the maximum Annuity Date specified in the Contract and this Rider is still in effect at the time of your election and a Life Only or Joint Life Only fixed annuity option is chosen, the annuity payments will be equal to the greater of:

(a)         the Life Only or Joint Life Only fixed annual payment amount calculated based on the Net Contract Value at the maximum Annuity Date, less any charges for premium taxes and/or other taxes, and the Life Only or Joint Life Only fixed annuity rates based on the greater of our current income factors in effect for the Contract on the maximum Annuity Date; or our guaranteed income factors; or

(b)         the Protected Payment Amount in effect at the maximum Annuity Date.

If you annuitize the Contract at any time prior to the maximum Annuity Date specified in the Contract, your annuity payments will be determined in accordance with the terms of the Contract. The Protected Payment Base and Protected Payment Amount under this Rider will not be used in determining any annuity payments.

Spousal Continuation — If the Owner dies while this Rider is in effect and if the surviving spouse of the deceased Owner (who is also a Designated Life eligible for lifetime benefits) elects to continue the Contract in accordance with its terms, the surviving spouse may continue to take withdrawals of the Protected Payment Amount under   this Rider, until the Rider terminates.

Ownership and Beneficiary Changes — Changes in Contract Owner(s), Annuitant and/or Beneficiary designations and changes in marital status may adversely affect the benefits of this Rider.

Termination of Rider — Except as otherwise provided under the Spousal Continuation provision of this Rider, this Rider will automatically terminate upon the earliest to occur of one of the following events:

(a)      the day any portion of the Contract Value is no longer invested according to the Investment Allocation Requirements applicable to this Rider;

(b)      the date of death of all Designated Lives eligible for lifetime benefits;

(c)      upon the death of the first Designated Life, if a death benefit is payable and a spouse who chooses to continue the contract is not a Designated Life eligible for lifetime benefits;

(d)      upon the death of the first Designated Life, if a death benefit is payable and the Contract is not continued according to the Spousal Continuation provision;

(e)       the date of death of the first Designated Life eligible for lifetime benefits, if both Designated Lives are Joint Owners and there has been a change in marital status;

(f)    the day the Contract is terminated in accordance with the provisions of the Contract;

(g)       the day that neither Designated Life is an Owner (or Annuitant, in the case of a custodial owned IRA or TSA);

(h)      the Annuity Date;

(i)      the day that the Contract Value is reduced to zero as a result of a withdrawal (except an RMD withdrawal) that exceeds the Protected Payment Amount; or

(j)     the day that the Contract Value is reduced to zero as a result of a withdrawal and the youngest Designated Life is younger than the Lifetime Withdrawal Age shown in the Rider Specifications.

This Rider and the Contract will not terminate if the Contract Value is zero and we are making pre-authorized withdrawals of the Protected Payment Amount. In this case, the Rider and Contract will terminate under subparagraph (b) above or when a death benefit becomes payable under the contract.

The Rider may not be voluntarily terminated by the Owner.

All other terms and conditions of the Contract remain unchanged by this Rider.

PACIFIC LIFE & ANNUITY COMPANY

[

Chairman and Chief Executive Officer	Secretary ]

RIDER SAMPLE CALCULATIONS — FOR ILLUSTRATION PURPOSES ONLY
GUARANTEED WITHDRAWAL BENEFIT XXI RIDER — JOINT LIFE

The numeric examples shown in this section are based on certain assumptions. They have been provided to assist in understanding the benefits provided by this Rider and to demonstrate how Purchase Payments received and withdrawals made from the Contract prior to the Annuity Date affect the values and benefits under this Rider over an extended period of time. These examples are not intended to serve as projections of future investment returns.

[The values shown in Examples 1 through 4 are based on the following assumptions:

•                 Rider purchased at Contract issue and the youngest Designated Life has reached the Lifetime Withdrawal Age

•                 Withdrawal Percentage is 4.5%

•                 Automatic Resets are shown

•                 Investment returns are hypothetical

Example 1: Setting of Initial Values

Contract Year	Purchase Payment	Withdrawal Amount	Contract Value After Transaction	Annual Credit Value	Highest Anniversary Value	Protected Payment Base	Protected Payment Amount
Beginning of Year 1	$100,000		$100,000	$100,000	$100,000	$100,000	$4,500

•                  The Initial Purchase Payment of $100,000 sets the Contract Value and Protected Payment Base equal to $100,000 and the Protected Payment Amount equal to $4,500 (4.5% x $100,000).

Example 2: Subsequent Purchase Payment

Contract Year	Purchase Payment	Withdrawal Amount	Contract Value After Transaction	Annual Credit Value	Highest Anniversary Value	Protected Payment Base	Protected Payment Amount
Beginning of Year 1	$100,000		$100,000	$100,000	$100,000	$100,000	$4,500
Activity	$100,000		$202,000	$200,000	$200,000	$200,000	$9,000
Beginning of Year 2			$207,000	$214,000	$207,000	$214,000	$9,630

•                  Since a Subsequent Purchase Payment of $100,000 was made in the first Contract Year, the Annual Credit Value and the Highest Anniversary Values are increased by the amount of the payment.

•                  The Protected Payment Base is set equal to $200,000.

•                  The Protected Payment Amount is increased to $9,000 (4.5% x $200,000).

•                  At the beginning of Contract Year 2, the Annual Credit amount of $14,000 (7% x $200,000) is added to the Annual Credit Value and the Annual Credit Value is increased to $214,000 ($14,000 + $200,000). The Protected Payment Base is set equal to $214,000 which is the higher of the Annual Credit Value and the Highest Anniversary Value ($207,000) and the Protected Payment Amount is set equal to $9,630 (4.5% x $214,000).

Example 3: Withdrawal of Less than the Protected Payment Amount

Contract Year	Purchase Payment	Withdrawal Amount	Contract Value After Transaction	Annual Credit Value	Highest Anniversary Value	Protected Payment Base	Protected Payment Amount
Beginning of Year 1	$100,000		$100,000	$100,000	$100,000	$100,000	$4,500
Activity	$100,000		$202,000	$200,000	$200,000	$200,000	$9,000
Beginning of Year 2			$207,000	$214,000	$207,000	$214,000	$9,630
Activity		$4,000	$203,000	$214,000	$207,000	$214,000	$5,630
Beginning of Year 3			$205,000	—	—	$214,000	$9,630
Beginning of Year 4			$215,000	—	—	$215,000	$9,675

•                  Since a withdrawal of less than the Protected Payment Amount takes place in Contract Year 2, the Protected Payment Base remains the same ($214,000) and the Protected Payment Amount is reduced by the amount of the withdrawal.

•                  At the beginning of Contract Year 3, a Reset does not take place since the Contract Value ($205,000) is less than the Protected Payment Base ($214,000). The Protected Payment Base ($214,000) remains the same and the Protected Payment Amount is reset to $9,630 (4.5% x $214,000).

•                  Due to the withdrawal, the Annual Credit will no longer be added to the Annual Credit Value and the Highest Anniversary Value will no longer be increased.

•                  An Automatic Reset takes place at the beginning of Contract Year 4, since the Contract Value ($215,000) is higher than the Protected Payment Base ($214,000). This resets the Protected Payment Base to $215,000. Also, the Protected Payment Amount increases to $9,675 (4.5% x $215,000).

Example 4: Withdrawal Exceeding the Protected Payment Amount

Contract Year	Purchase Payment	Withdrawal Amount	Contract Value After Transaction	Annual Credit Value	Highest Anniversary Value	Protected Payment Base	Protected Payment Amount
Beginning of Year 1	$100,000		$100,000	$100,000	$100,000	$100,000	$4,500
Activity	$100,000		$202,000	$200,000	$200,000	$200,000	$9,000
Beginning of Year 2			$207,000	$214,000	$207,000	$214,000	$9,630
Activity		$20,000	$187,000	$214,000	$207,000	$202,765	$0
Beginning of Year 3			$192,000	—	—	$202,765	$9,124
Beginning of Year 4			$205,000	—	—	$205,000	$9,225

•                  Due to the non-compliant w/d of $20,000 made in Contract Year 2, the Protected Payment Base is reduced to $202,765 (the Annual Credit Value and the Highest Anniversary Value are not used to determine the Protected Payment Base)

•                  A = $10,370 = ($20,000 - $9,630)

•                  B = 0.0525 = $10,370/($207,000 - $9,630)

•                  PPB = $202,765 = $214,000 x (1 – 0.0525)

•                  The Protected Payment Amount is reduced to $0 for the remainder of Contract Year 2

•                  At the beginning of Contract Year 3, a Reset does not take place since the Contract Value ($192,000) is less than the Protected Payment Base ($202,765). The Protected Payment Base ($202,765) remains the same and the Protected Payment Amount is reset to $9,124 (4.5% x $202,765).

•                  An Automatic Reset takes place at the beginning of Contract Year 4, since the Contract Value ($205,000) is higher than the Protected Payment Base ($202,765). This resets the Protected Payment Base to $205,000. Also, the Protected Payment Amount increases to $9,225 (4.5% x $205,000).

The values shown in Example 5 are based on the following assumptions:

•                  Rider purchased at Contract issue and the youngest Designated Life is under the Lifetime Withdrawal Age

•                  Withdrawal Percentage is 4.5%

•                  Automatic Resets are shown

•                  Investment returns are hypothetical

Example 5: Withdrawal Taken Prior to Lifetime Withdrawal Age

Contract Year	Age	Purchase Payment	Withdrawal Amount	Contract Value After Transaction	Annual Credit Value	Highest Anniversary Value	Protected Payment Base	Protected Payment Amount
Beginning of Year 1	Under Lifetime Age Trigger	$100,000		$100,000	$100,000	$100,000	$100,000	$0
Activity		$100,000		$202,000	$200,000	$200,000	$200,000	$0
Beginning of Year 2	Under Lifetime Age Trigger			$207,000	$214,000	$207,000	$214,000	$0
Beginning of Year 3	Under Lifetime Age Trigger			$220,000	$228,000	$220,000	$228,000	$0
Activity			$30,000	$180,000			$195,419	$0
Beginning of Year 4	Under Lifetime Age Trigger			$183,000	—	—	$195,419	$0
Activity	At Lifetime Age Trigger			$178,000	—	—	$195,419	$8,794
Beginning of Year 5	Over Lifetime Age Trigger			$185,000	—	—	$195,419	$8,794
Beginning of Year 6	Over Lifetime Age Trigger			$215,000	—	—	$215,000	$9,675

•                  The Protected Payment Amount is equal to $0 until the Designated Life reaches the lifetime age trigger shown in the Rider Specifications

•                  Due to the early withdrawal of $30,000 made in Contract Year 3, the Protected Payment Base is reduced to

$207,418 (the Annual Credit Value and the Highest Anniversary Value are not used to determine the Protected Payment Base)

•                  PPB reduced based on pro-rata reduction

•                  A = $30,000

•                  B = 0.1429 = $30,000/$210,000; $210,000 = contract value prior to the $30,000 withdrawal

•                  PPB = $195,419 = $228,000 x (1 – 0.1429)

•                  PPB reduced by the amount of the early withdrawal

•                  PPB = $198,000 = $228,000 - $30,000

•                  Since $195,419 is less than $198,000 the PPB is reduced to $195,419

•                  At the beginning of Contract Year 4, a Reset does not take place since the Contract Value ($183,000) is less than the Protected Payment Base ($195,419). The Protected Payment Base ($195,419) remains the same. Also, the Protected Payment Amount remains at $0 since the Designated Life has not reached the lifetime age trigger shown in the Rider Specifications.

•                  During Contract Year 4, the Designated Life reaches the lifetime age trigger shown in the Rider Specifications. At this time, the Protected Payment Amount is set to $8,794 (4.5% x $195,419).

•                  At the beginning of Contract Year 5, a Reset does not take place since the Contract Value ($185,000) is less than the Protected Payment Base ($195,419). The Protected Payment Base ($195,419) and the Protected Payment Amount ($8,794) remains the same.

•                  An Automatic Reset takes place at the beginning of Contract Year 6, since the Contract Value ($215,000) is higher than the Protected Payment Base ($195,419). This resets the Protected Payment Base to $215,000. Also, the Protected Payment Amount increases to $9,675 (4.5% x $215,000). ]

APPENDIX A — SUMMARY OF INVESTMENT ALLOCATION REQUIREMENTS

This summary outlines the general features of the Investment Allocation Requirements applicable to this Rider. Details regarding the investment options will be provided to you upon request.

Investment Allocation Requirements — The Investment Allocation Requirements of this Rider consist of several different Asset Allocation Strategies, which are maintained by us for use in combination with certain optional riders that are available with our variable annuity contracts. The Asset Allocation Strategies described herein may change from time to time. To remain up-to-date on any changes made, please see the most recent Prospectus. Asset allocation is the allocation of Purchase Payments or Contract Value among various investment asset classes and involves decisions about which asset classes should be selected and how much of the total Contract Value should be allocated to each asset class. The theory of asset allocation is that diversification among asset classes can help reduce volatility over the long-term. At initial purchase and during the entire time that you own this Rider, you must allocate your entire Contract Value according to the Investment Allocation Requirements applicable to this Rider.

Asset Allocation Strategies — You may allocate your entire Purchase Payment or Contract Value among any of the allowable Asset Allocation Strategies listed below:

[American Funds® IS Asset Allocation Fund

American Funds® IS Managed Risk Asset Allocation Fund

BlackRock Global Allocation V.I. Fund

PSF DFA Balanced Allocation Portfolio

Fidelity® VIP FundsManager® 60% Portfolio

First Trust/Dow Jones Dividend & Income Allocation Portfolio

Invesco V.I. Balanced-Risk Allocation Fund

Janus Henderson Balanced Portfolio
MFS® Total Return Series

PLFA Pacific Dynamix® Conservative-Growth Portfolio
PLFA Pacific Dynamix® Moderate-Growth Portfolio

PLFA Portfolio Optimization Conservative Portfolio

PLFA Portfolio Optimization Moderate-Conservative Portfolio

PLFA Portfolio Optimization Moderate Portfolio

State Street Total Return V.I.S. Fund]

Allocations among these strategies must total 100%.

Purchase Payment Allocations — Your Initial Purchase Payment (in the case of a new application) or Contract Value, as applicable, will be allocated to the investment option program you select. Subsequent Purchase Payments, if allowed under the Contract, will also be allocated accordingly, unless you instruct us otherwise in writing.

You may also allocate Purchase Payments to any allowable fixed-rate General Account Investment Option (if available under the Contract) only for purposes of dollar cost averaging (the periodic transfer of amounts) to the investment options within your investment option program. However, amounts transferred from  any such allowable fixed-rate General Account Investment Option must be made over a period not to exceed [twenty-four (24)] months (if available).

The entire Contract Value must remain invested according to the Investment Allocation Requirements applicable to this Rider to remain in effect. Any portion of a Purchase Payment or Contract Value allocated to an investment option that does not comply with the Investment Allocation Requirements applicable to this Rider may terminate the Rider in addition to your participation in the program (see Termination of Investment Option Programs provision of this Appendix A).

Change of Investment Option Programs — Subject to trading restrictions, you may change your investment options at any time with a proper written request or by electronic instructions provided a valid electronic authorization is on file with us. The entire Contract Value must remain invested according to the Investment Allocation Requirements applicable to this Rider to remain in effect. You should consult with your registered representative to assist you in determining which investment options are best suited to your financial needs, investment time horizon, and are consistent with your risk comfort level. You should periodically review those factors to determine if you need to change investment options to reflect such changes.

Termination of Investment Option Programs — If your investment allocations fail to meet the requirements of the Investment Allocation Requirements established for this Rider, this Rider will terminate.

You may cause an involuntary termination of both the Rider and your participation in the investment option programs upon the occurrence of any one of the following events:

(a)         you allocate any portion of your Purchase Payments or transfer any portion of the Contract Value to an investment option that is not currently compliant with the Investment Allocation Requirements applicable to this Rider; or

(b)         you allocate any portion of your Purchase Payments or transfer any portion of the Contract Value to any fixed-rate General Account Investment Option (if available under the Contract) that is not an allowable option or an allowable transfer under the program.

We will send you written notice in the event any transaction described in subparagraphs (a) through (b) above occur. You may, within thirty (30) days after the date of our notice, direct us to take appropriate corrective action necessary to continue the Rider in effect and your participation according to the investment allocation requirements applicable to this Rider. If no instructions to remedy are received by us at our Service Center within the thirty (30) day period from the date of our written notice, we will terminate the Rider and your participation effective on the day following the end of the thirty (30) day period.